Exhibit 10.1

11/30/2017

RETIREMENT AGREEMENT

Kimberly S. Taylor

721 Acorn Hill Lane

Oak Brook, Illinois 60523

Dear Kim:

This letter agreement (this “Agreement”) will set forth our mutual understanding as to the rights and obligations of you and Chicago Mercantile Exchange Inc. (the “Company”) in connection with your retirement.

In consideration of the mutual promises and agreements set forth below, you and the Company agree as follows:

1.    RETIREMENT. You are stepping down as the Company’s President Clearing and Post Trade Services and from all other positions that you hold as an officer of the Company and its affiliates effective November 30, 2017 (“Effective Date”) in exchange for the benefits set forth in this Agreement. You are also resigning from any Board of Director positions with any of the Company’s affiliates as of the Effective Date. You agree to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing. From and after the Effective Date until December 31, 2017 (the “Retirement Date”) you will be on paid leave of absence from the Company; your retirement shall be effective upon the Retirement Date. You shall not have access to the Company’s facilities, computer and email systems unless such access is authorized in advance by the Company’s Chief Executive Officer. The Company, however, will assist you in removing personal emails and documents from the Company email and computer systems to the extent reasonably practicable. From and after the Effective Date, you will not take any action to bind the Company or any affiliate or hold yourself out as being able to do so and you shall not make any statements on behalf of the Company or in any Company capacity. You agree to be available to the Company to perform such services as the Company’s Chief Executive Officer may reasonably request from the Effective Date until the Retirement Date.

2.    TREATMENT OF COMPENSATION. You will receive the following compensation and benefit treatment:

2.1    Payments.

(a)    Base Salary; Vacation; Payment Following Effective Date. Through the Retirement Date, you shall continue to receive (i) your annual base salary at its current rate; and (ii) the same benefits as are provided to you as of the date of this Agreement. Following your Retirement Date, you shall receive payment in respect of your accrued and unused vacation in accordance with the Company’s policies and procedures. In consideration of your execution of this Agreement, the Company will pay to you $100,000, which amount will be paid to you as soon as practicable following the date the Company receives a signed Agreement from you.

(b)    Retirement Payment. Subject to the effectiveness of the Release (as defined in Section 4 hereof), the Company shall pay to you a severance payment in the amount of $1,750,000 which payment shall be made within 30 days following the later of the date the Company receives a signed Release or the date the Release becomes irrevocable, and in any event before March 15, 2018 provided you timely submit a signed Agreement and Release. You acknowledge and agree that the lump sum payment described in Section 2.1(a) or this Section 2.1(b) shall not be subject to deferrals in respect of, or result in any matching, make-whole or other contributions to, any qualified, non-qualified or other benefit plan of the Company. You further acknowledge that you will not be entitled to any payment under the Company’s annual bonus plan or any other annual incentive program in respect of the Company’s 2017 fiscal year.

2.2     Equity Awards.

(a)    Restricted Stock Grants. Subject to the effectiveness of the Release, the Company will accelerate the vesting of any unvested grants of restricted stock from the Company to you which (i) vest in accordance with their terms solely upon your continued employment (and are not subject to performance vesting) and (ii) would have vested if you had remained employed with the Company during the eighteen (18) month period immediately following the Retirement Date. The Company will withhold any vested stock necessary to cover your tax obligations due as a result of the accelerated vesting. You will not be entitled to receive any additional equity or equity based awards from and after the Effective Date.

(b)    Performance Share Grants. Subject to the effectiveness of the Release, you will continue to be eligible to vest in any equity or equity-based awards with respect to which the applicable performance period ends during the eighteen (18) month period immediately following the Retirement Date (with the extent of such vesting to be determined based on actual performance and without regard to the termination of your employment). The Company will withhold any vested performance shares necessary to cover your tax obligations due as a result of the vesting.

2.3    Employee Welfare and Retirement Benefits. Upon the Retirement Date, you shall cease to be an active participant in all Company benefit plans. Following the Retirement Date, the Company shall provide to you all employee benefits due to you under the terms of the Company’s benefit plans in which you participate as in effect immediately prior to the Retirement Date in accordance with the terms of such benefit plans. Notwithstanding the foregoing, the Company will pay your premiums for continued coverage under the Company’s group health plan for you (and, if applicable, your spouse and dependents) for eighteen (18) month(s), beginning on the first day of the month following the Retirement Date, if you timely elect, and to the extent you (and, if applicable, your spouse and dependents) are and remain eligible for, such continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Any medical coverage provided by the Company under this Section 2.3 shall run simultaneously with any benefits to which you (or, if applicable, your spouse or dependents) may be entitled to receive under COBRA.

2.4    Business Expense Reimbursement. The Company shall reimburse you for all reasonable travel, entertainment or other expenses incurred by you prior to the Effective Date, in accordance with the Company’s expense reimbursement policy. No reimbursement shall be available for expenses incurred following the date Effective Date, unless approved in writing in advance.

2.5    Outplacement and Other. The Company shall pay for outplacement assistance by a third-party provider selected by and through the Company, for a period of six (6) months. You may elect to begin the outplacement services at any time within the six months following the date on which the Company receives a signed Release. Your participation in all Company perquisites shall cease as of the Effective Date (except as provided herein). The payment and benefits provided to you hereunder that are contingent upon the effectiveness of the Release are referred to herein as the “Retirement Benefits.”

3.    RESTRICTIVE COVENANTS; COOPERATION.

3.1     You agree that:

(a)    the provisions of the Confidentiality, Non-Competition and Non-Solicitation Agreement (“Confidentiality Agreement”) attached as Exhibit B shall survive and continue to apply following the Retirement Date;

(b)    from and after the date hereof, you will not disparage or undermine the Company or any Releasee (as defined below), including the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, and including, but not limited to, any matters relating to the operation or management of the Company, your employment and the termination of your employment; provided that the foregoing shall not prohibit your truthful testimony that is required in any legal proceeding, it being agreed that you will give the Company reasonable prior notice of any compelled testimony. Similarly, the Company agrees that it will not authorize its Board of Directors or Management Team to disparage you, and will instruct its Board of Directors and Management Team that they are not authorized to and may not disparage you, including, but not limited to matters relating to the operation or management of the Company, your employment ant the termination of your employment provided that the foregoing shall not prohibit truthful testimony that is required in any legal proceeding, it being agreed that the Company will give you reasonable prior notice of any compelled testimony; and

(c)    following the Retirement Date, you shall comply with the Company’s reasonable requests for cooperation with respect to matters in which you were involved or with respect to which you have relevant knowledge. You shall be eligible for reimbursement for all reasonable expenses incurred by you to comply with this provision consistent with the Company’s policy for reimbursement of such expenses.

3.2     You further understand that your agreement to be bound by the terms and conditions contained in this Section 3 is a material inducement to the Company to enter into this Agreement. Accordingly, in the event you breach any of the covenants described or contained in this Section 3 in any material respect, as determined by a court of law or arbitrator, as appropriate, you agree to return within ten (10) days any portion of the Retirement Benefits already received and agree that the Company will be relieved from paying or providing any portion of the Retirement Benefits that have not yet been paid or provided and that the release set forth in Section 4 of this Agreement and, if applicable, set forth in Exhibit A, shall remain in full force and effect.

4.    RELEASE OF CLAIMS. You hereby acknowledge that the Company’s obligation to provide you with the Retirement Benefits are in addition to any payments or benefits to which you are entitled under law, contract or otherwise and are contingent upon your execution of this Agreement, including the release of claims set forth in this Section 4 and your execution of an additional subsequent release of claims which must be executed within the twenty one (21) day period immediately following the Retirement Date (such subsequent release which is attached hereto as Exhibit A and is referred to herein as the “Release”). In the event that you do not execute the Release or if you revoke the Release, the Company shall not be required to provide you with the Retirement Benefits. For purposes of this Agreement, the term “Releasee” shall mean, (a) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities; (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, executives, employees and attorneys of each entity identified in the preceding clause (a); and (c) the predecessors, successors, and assigns of each entity identified in the preceding clauses (a) and (b) of this sentence.

4.1    You, on behalf of yourself and anyone claiming through you or on your behalf, hereby release the Company and the other Releasees with respect to any and all claims, actions, causes of action, complaints, grievances, demands, allegations, promises, and obligations for damages, and any and all other demands you may have against a Releasee or has or has ever had, whether known or unknown, concerning, relating to, or arising out of any alleged acts or omissions by any of the Releasees from the beginning of time to the date on which you execute this Agreement. Without limiting the generality of the foregoing, the claims released by you hereunder include, but are not limited to:

(a)    all claims for or related in any way to your employment, compensation, other terms and conditions of employment, or cessation of employment with the Company;

(b)    all claims that were or could have been asserted by you or on your behalf against the Company or the other Releasee: (i) in any federal, state, or local court, commission, or agency; (ii) under any public policy or common law theory; or (iii) under any employment, contract, tort (including but not limited to claims for intentional infliction of emotional distress), federal, state, or local law, regulation, ordinance, or executive order; and

(c)    all claims that were or could have been asserted by you or on your behalf arising under any of the following laws, as in effect or amended from time to time: Title VII of the Civil Rights Act of 1964, Sections 1981 and 1981a of the Civil Rights Act of 1866, as amended, the Americans with Disabilities Act (“ADA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Genetic Information Nondiscrimination Act (“GINA”), the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Occupational Safety and Health Act, the Dodd-Frank Act, the Sarbanes-Oxley Act, the Executive Polygraph Protection Act, the anti-retaliation provisions of applicable law, and any other applicable federal laws, state statutes and/or local ordinances.

Nothing in this Agreement shall be construed to prevent you from responding truthfully to a valid subpoena, from filing a charge with, or participating in any investigation conducted by, any state, local or federal administrative agency, governmental agency, or regulatory body (including the Securities and Exchange Commission, the Department of Justice, National Labor Relations Board, and the Equal Employment Opportunity Commission) alleging violations of state, local or federal laws or regulations. You agree that, except as set forth in or referenced in this Agreement, you are not entitled to any payment or benefits from any of the Releasees, including, but not limited to, any payments or benefits under any plan, program or agreement with any Releasee.

4.2    You are not releasing: (a) claims arising after you sign this Agreement; (b) claims related to enforcement of this Agreement; (c) claims for accrued, vested benefits under any employee benefit plan of the Company or for reimbursement under any group health or disability plan in which you participated in accordance with the terms of such plans and applicable law; (d) any continuing rights to indemnification by the Company; and/or (e) any claims or rights that cannot be waived by law, including without limitation, your right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

4.3    You represent and warrant that: (a) you have not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Releasees; (b) to your knowledge, no such proceeding(s) have been initiated against any of the Releasees on your behalf; (c) you are the sole owner of any alleged claims, demands, rights, causes of action, and other matters that are released in Section 4.1 above; (d) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) you have the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement. You further agree that in the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Releasees shall have no further monetary or other obligation of any kind to you, including without limitation, any obligation for any costs, expenses and attorneys’ fees incurred by you or on your behalf.

4.4    You acknowledge and agree that you have no present or future right to employment with the Company, and that you will not apply for rehire or otherwise seek employment, engagement or contract with any Releasee at any time in the future. You agree that you will immediately resign employment with any entity if you determine after accepting employment that such entity is a Releasee. Notwithstanding the foregoing, you shall not be required to resign employment with an entity that becomes a Releasee as a result of a corporate transaction that occurs after the date you commence employment with such entity.

4.5    Nothing in this Retirement Agreement is intended to be or shall be construed as an admission by the Company or any of the other Releasees that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to you or otherwise. Each of the Releasees expressly denies any such illegal or wrongful conduct.

4.6    You agree that you will not remove any Company property from Company premises or make copies or other reproductions of any Company materials. You represent that you have returned or will promptly return to the Company all property belonging to the Company and/or the Releasees, including but not limited to laptop, cell phone, passwords, computer user names, voicemail code, phone cards, Company credit card, keys, card access to the building and office floors, internal policies and other confidential business information and documents and copies thereof, whether in electronic or hard copy form. You further acknowledge and agree that the Company shall have no obligation to pay or provide the Retirement Benefits unless and until you have satisfied all your obligations pursuant to this paragraph. The Company, however, agrees to make arrangements to return to you any personal property that you have in the Company’s offices.

5.    GENERAL PROVISIONS.

5.1    Severability. It is the desire and intent of the parties that the provisions of this Agreement and the Confidentiality Agreement shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Agreement or the Confidentiality Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement and the Confidentiality Agreement shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. Moreover, if any one or more of the provisions contained in this Agreement or the Confidentiality Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

5.2    Dispute Resolution. Except with respect to the Confidentiality Agreement or the non-disparagement obligation set forth in Section 3 of this Agreement, any dispute or controversy between you and the Company, whether arising out of or relating to this Agreement, the breach of this Agreement or otherwise, shall be settled by arbitration in Chicago, Illinois in accordance with the following:

(a)    Arbitration hearings will be conducted by the American Arbitration Association (the “AAA”). Except as modified herein, arbitration hearings will be conducted in accordance with the AAA’s Employment rules.

(b)    State and federal laws contain statutes of limitation which prescribe the time frames within which parties must file a law suit to have their disputes resolved through the court system. These same statutes of limitation will apply in determining the time frame during which the parties must file a request for arbitration.

(c)    If you seek arbitration, you shall submit a filing fee to the AAA in an amount equal to the lesser of the filing fee charged in the state or federal court in Chicago, Illinois. The AAA will bill the Company for the balance of the filing and arbitrator’s fees.

(d)    The arbitrator shall have the same authority to award (and shall be limited to awarding) any remedy or relief that a court of competent jurisdiction could award, including compensatory damages, attorney fees, punitive damages and reinstatement. The Parties may be represented by legal counsel or any other individual at their own expense during an arbitration hearing.

(e)    Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.

Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both you and the Company.

5.3    Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national or international courier service (including Federal Express), and addressed to you at your last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, attention of the General Counsel of the Company, or to such other address as either party may specify by notice to the other actually received.

5.4     Successors and Assigns. This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

5.5    Governing Law; Captions; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, without regard to any state’s principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. No waiver by either party of any breach by the other party of any of the obligations or representations under this Agreement shall constitute a waiver of any prior or subsequent breach.

5.6    Code Section 409A Compliance. The Company and you each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from the requirements of Section 409A of the Code and the Treasury regulations relating thereto (“Section 409A”) and that each party’s tax reporting shall be completed in a manner consistent with such view. The Company and you each agree that upon the Retirement Date, you will experience a “separation from service” for purposes of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Neither the Company nor its affiliates shall be liable in any manner for any federal, state or local income or excise taxes (including but not limited to any taxes under Sections 409A of the Code), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder or the inclusion of any such compensation or benefits or the value thereof in your income. You acknowledge and agree that the Company shall not be responsible for any additional taxes or penalties resulting from the application of Section 409A.

5.7    Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state and local taxes to be withheld by applicable laws or regulations.

5.8    Preparation of Agreement. This Agreement will be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Regardless of which party initially drafted this Agreement, it will not be construed against any one party, and will be construed and enforced as a mutually-prepared document.

5.9    Entire Agreement. This Agreement (including the Confidentiality Agreement) constitutes the entire agreement between you and the Company with respect to the subject matter herein and supersedes all prior agreements, understandings and representations, written or oral, with respect to those subjects. The provisions of this Agreement do not, and shall not be construed to, modify any definition of “retirement” contained in any benefit plan of the Company or an affiliate.

5.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

5.11    Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or an affiliate that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (I) file any document containing the trade secret under seal, and (II) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

6.    CONSULTATION WITH ATTORNEY; VOLUNTARY AGREEMENT. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the Release set forth in Section 4 above, with an attorney of your choice. You also understand and agree that you are under no obligation to consent to the Release. You acknowledge that you have read this Agreement and the Release and understand their terms and that you enter into this Agreement freely, voluntarily, and without coercion.

To indicate your understanding and acceptance of the terms set forth in this Agreement, please sign and date this Agreement in the space provided below and return it to me.

Sincerely,

CHICAGO MERCANTILE EXCHANGE INC.

By:	/S/ TERRY DUFFY	NOVEMBER 30, 2017
	Terry Duffy	Date

ACCEPTED AND AGREED:

/S/ KIMBERLY S. TAYLOR		NOVEMBER 29, 2017
Kimberly S. Taylor		Date

EXHIBIT A

RELEASE OF CLAIMS

1.    Release. For good and valuable consideration, including the provision of the “Retirement Benefits” as defined in the Retirement Agreement (the “Retirement Agreement”) by and between Kimberly S. Taylor (“Executive”) and Chicago Mercantile Exchange Inc. (the “Company”) dated November     , 2017, Executive, and anyone claiming through her or on her behalf, releases the Company and the other Releasees (as defined in the Retirement Agreement) with respect to any and all claims, actions, causes of action, complaints, grievances, demands, allegations, promises, and obligations for damages, and any and all other demands Executive may have against the Releasees or has or has ever had, whether known or unknown, concerning, relating to, or arising out of any alleged acts or omissions by any of the Releasees from the beginning of time to the date on which Executive executes this release (the “Release”). Without limiting the generality of the foregoing, the claims released by Executive hereunder include, but are not limited to:

(a)	all claims for or related in any way to Executive’s employment, compensation, other terms and conditions of employment, or cessation of employment with the Company;

(b)	all claims that were or could have been asserted by Executive or on her behalf against the Company or the other Releasees: (i) in any federal, state, or local court, commission, or agency; (ii) under any public policy or common law theory; or (iii) under any employment, contract, tort (including but not limited to claims for intentional infliction of emotional distress), federal, state, or local law, regulation, ordinance, or executive order; and

(c)	all claims that were or could have been asserted by Executive or on her behalf arising under any of the following laws, as in effect or amended from time to time: the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq. (“ADEA”); Title VII of the Civil Rights Act of 1964, Sections 1981 and 1981a of the Civil Rights Act of 1866, as amended, the Americans with Disabilities Act (“ADA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Genetic Information Nondiscrimination Act (“GINA”), the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Occupational Safety and Health Act, the Dodd-Frank Act, the Sarbanes-Oxley Act, the Executive Polygraph Protection Act, the anti-retaliation provisions of applicable law, and any other applicable federal laws, state statutes and/or local ordinances.

Nothing in this Release shall be construed to prevent Executive from responding truthfully to a valid subpoena, from filing a charge with, or participating in any investigation conducted by, any state, local or federal administrative agency, governmental agency, or regulatory body (including the Securities and Exchange Commission, the Department of Justice, National Labor Relations Board, and the Equal Employment Opportunity Commission) alleging violations of state, local or federal laws or regulations. However, Executive agrees that, in the event of any proceedings whatsoever based upon any matter released herein, the Company and each of the other Releasees shall have no further monetary or other obligation of any kind to Executive, including without limitation, any obligation for any costs, expenses and attorneys’ fees incurred by Executive or on Executive’s behalf.

Executive is not releasing: (a) claims arising after Executive signs this Release; (b) claims related to enforcement of the Retirement Agreement; (c) claims for accrued, vested benefits under any employee benefit plan of the Company or for reimbursement under any group health or disability plan in which Executive participated in accordance with the terms of such plans and applicable law; (d) any continuing rights to indemnification by the Company; and/or (e) any claims or rights that cannot be waived by law, including without limitation, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

2.    Review and Revocation Period.

(a)	By executing and delivering this Release, Executive acknowledges that Executive has carefully read this Release, and specifically, the release at set forth in Section 1 hereof; Executive has had at least twenty-one (21) days to consider the Release before execution and delivery hereof to the Company; and Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss the Release with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so. Executive fully understands the final and binding effect of the Release; the only promises made to Executive to sign the Release are those stated in the Retirement Agreement; and Executive is signing the Release voluntarily and of Executive’s own free will. Executive acknowledges that, absent this Release becoming effective, Executive would not be entitled to the Retirement Benefits.

(b)	Notwithstanding the initial effectiveness of the Release, Executive may revoke the execution and delivery (and therefore the effectiveness) of the Release within the seven-day period beginning on the date Executive delivers the executed Release to the Company (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to Company before 11:59 p.m., Central Standard time, on the last day of the Release Revocation Period.

In the event of such revocation by Executive, the Retirement Agreement (including Section 4 thereof) shall remain in full force and effect, except that the Release shall not be effective, and Executive shall not have any rights, and the Company shall not have any obligations, to pay or provide the Retirement Benefits. Provided that Executive does not revoke her consent to the Release within the Release Revocation Period, the Release shall become effective on the eighth (8th) calendar day after the date upon which he executes this Release (the “Release Effective Date”).

IN WITNESS WHEREOF, the undersigned has executed this Release as of January     , 2018.

Kimberly S. Taylor